Exhibit 99.1

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Acquires Questa Software Systems for $2.2 Million

Thursday August 24, 8:30 am ET

FRISCO, Texas, Aug. 24 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) announced today that it had completed the acquisition of Questa Software Systems, Inc., a private company based in Midland, Texas for $2.2 Million. Financing was provided principally by Avatar’s bank and shareholders, but also included stock and a note to the seller. The transaction supports Avatar’s strategy of growth through acquisitions and will be the third competitor acquired by Avatar.

The acquisition adds 256 oil and gas companies to Avatar’s current customer base of 360 companies and will be immediately accretive to fiscal 2006 earnings. It is expected to increase Avatar’s earnings per share 300% to 400% over the next 12 months. Avatar will retain Questa employees and offices located in Midland, Texas.

Avatar’s President and Chief Executive Officer, Chuck Shreve, stated, “This acquisition will immediately add $1.7 million in annual revenue of which $800,000 is recurring maintenance contracts and provide us with the opportunity to cross sell our document imaging, hardware, remote backup/disaster recovery services and software products into a larger customer base of over 600 oil and gas companies nationwide. Our balance sheet remains strong and we are positioned to make other acquisitions.”

Avatar Systems, Inc. is based in Frisco, Texas, a Dallas suburb. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services (SAAS). Avatar also provides document imaging/document management systems, disaster recovery services and remote backup services. Avatar’s product portfolio provides an excellent management resource for the critical information management requirements of the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Investor Relations Contact:

The Eversull Group, Inc. 972-991-1672

jack@theeversullgroup.com 972-991-7359 (fax)